Exhibit 10.12

EXECUTION VERSION

GUARANTY

GUARANTY, dated as of September 5, 2014 (this “Guaranty”), made by ARC Realty Finance Trust, Inc. a Maryland corporation (the “Guarantor”), for the benefit of Barclays Bank PLC, a public limited company organized under the laws of England and Wales (“Purchaser”).

WITNESETH :

WHEREAS, Purchaser and ARC RFT BB LOAN, LLC (the “Seller”) are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I.

Defined Terms

(a)          Each of the definitions set forth on Exhibit A hereto are, solely for the purposes of Article V(g) hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

(b)          The following terms shall have the meanings set forth below:

“Approved Bank” shall mean any bank, savings and loan association, savings institution, trust company or national banking association subject to state and/or federal supervision.

“Guaranteed Obligations” shall mean all obligations and liabilities of Seller to Purchaser, whether direct or indirect, absolute or contingent, due or to be come due, or now existing or hereafter incurred, or whether for payment or for performance (including, without limitation, Purchase Price Differential accruing after the Repurchase Date for the Transactions and Purchase Price Differential accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Seller, whether or not a claim for post filing or post-petition interest is allowed in such proceeding), which arise under, or out of or in connection with the Repurchase Agreement, this Guaranty and any other Transaction Documents, whether on account of the Repurchase Price for the Purchased Assets, Purchase Price Differential, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Purchaser that are required to be paid by Seller pursuant to the terms of such documents), all “claims” (as defined in Section 101 of the Bankruptcy Code) of Purchaser against Seller, or otherwise.

(c)          “REIT Status” shall mean, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Internal Revenue Code, including a deduction for dividends paid.

(d)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.

NATURE AND SCOPE OF GUARANTY

(a)          Guaranty of Obligations. Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees to Purchaser and its successors, endorsees, transferees and assigns as a primary obligor the prompt and complete payment and performance by Seller of the Guaranteed Obligations as and when the same shall be due and payable (whether at the stated maturity, by acceleration or otherwise).

(b)          Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Purchaser and any successor, endorsee, transferee or assignee under the Repurchase Agreement and shall not be discharged by the assignment or negotiation of all or part thereof.

(c)          Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

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(d)          No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(e)          Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to Seller or any purchases of Purchased Assets made by Purchaser from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Purchaser of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, (ix) any other action at any time taken or omitted by Purchaser and (x) except to the extent required by the terms hereof or any of the other transaction documents, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

(f)          Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within three (3) Business Days after demand by Purchaser, pay Purchaser all actual and reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article 2(f) shall survive the payment and performance of the Guaranteed Obligations.

(g)          Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

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(h)          Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Guaranteed Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the exact form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.

(i)          Seller. The term “Seller” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a)          Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller and Purchaser, or any other parties, pertaining to the Guaranteed Obligations.

(b)          Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to Seller.

(c)          Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.

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(d)          Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against Seller of all or any part of the Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement, or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller is found not liable on the Guaranteed Obligations or any part thereof for any reason.

(e)          Release of Obligors. Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the obligations of Seller under the Repurchase Agreement or the other Transaction Documents.

(f)          Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

(g)          Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

(h)          Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Purchaser, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

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(i)          Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

(j)          Offset. The liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Purchaser, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

(k)          Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

(l)          Preference. Any payment by Seller to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to Seller or someone else.

(m)          Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Purchaser, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into the Transaction Documents, Guarantor represents and warrants to Purchaser as follows:

(a)          Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

(b)          Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be created as security for the payment of the Guaranteed Obligations; however, as between Purchaser and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

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(c)          No Representation By Purchaser. Neither Purchaser nor any other party on Purchaser’s behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty, except to the extent expressly set forth in any of the Transaction Documents.

(d)          Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is solvent, and has assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

(e)          Authority and Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder has been duly authorized by proper action and do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any material indenture, mortgage, deed of trust, charge, lien, or any material contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

(f)          Organization. Guarantor has been duly organized or formed and is validly existing and in good standing under the laws of the jurisdiction in which it is organized. Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to do same would not reasonably be expected to have a material adverse effect thereon. Guarantor has all requisite entity power and authority to own its properties, to transact the businesses in which it is now engaged and to enter into and perform this Guaranty. Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where the failure to do same would not reasonably be expected to have a Material Adverse Effect thereon.

(g)          Litigation. Except to the extent set forth in any public filing made by Guarantor, there are no legal proceedings pending, or threatened in writing, before any court of governmental agency which would materially and adversely affect Guarantor’s financial condition, operations or any licenses or its ability to perform under this Guaranty.

(h)          Survival. All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement.

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ARTICLE V.

COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations and termination of the Repurchase Agreement:

(a)          Financial Statements, Reports, etc. Guarantor shall deliver (or cause to be delivered) to Purchaser all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 11(j) of the Repurchase Agreement.

(b)          Litigation. Guarantor shall promptly, and in any event within two (2) Business Days after knowledge thereof, notify Purchase of any pending or threatened in writing litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings affecting Guarantor or any of its Subsidiaries before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against Guarantor in an aggregate amount greater than $5,000,000 or (iii) which, individually or in the aggregate, if adversely determined could be reasonably likely to have a Material Adverse Effect.

(c)          Existence, etc. Guarantor shall:

(i)          preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)         comply with all material contractual obligations;

(iii)        comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iv)        keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP, consistently applied;

(v)         not change its jurisdiction of organization unless it shall have provided Purchaser ten (10) days’ prior written notice of such change;

(vi)        pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vii)       permit Purchaser to conduct continuing due diligence in accordance with Article 26 of the Repurchase Agreement.

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(d)          Prohibition of Fundamental Changes. Guarantor shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Guarantor may enter into a merger, consolidation or amalgamation (i) if such transaction does not result in a Change of Control or (ii) if (a) the surviving or resulting entity shall be a corporation, partnership, or other legal entity organized under the laws of the United States or any state thereof and (b) such entity shall expressly assume by written agreement, in form and substance satisfactory to Purchaser in Purchaser’s sole and absolute discretion, the performance of all of the duties and obligations under this Guaranty; and, provided, further, that if after giving effect thereto, no Default or Event of Default would exist.

(e)          Notices. Guarantor shall give notice to Purchaser promptly upon Guarantor’s receipt of notice or knowledge of the occurrence of any Default or Event of Default.

(f)          Limitation on Distributions. After the occurrence and during the continuation of any Default or Event of Default or the breach of any of the financial covenants set forth in Article V(g) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor (collectively, “Restricted Payments”). Notwithstanding the foregoing, unless (i) an Event of Default under Article 13(a)(i), (ii), (iii), (iv), (v), (vi) or (vii) of the Repurchase Agreement has occurred and is continuing or (ii) Purchaser shall have declared an Accelerated Repurchase Date, Guarantor may make Restricted Payments to its direct or indirect owners during any four quarter period that do not exceed the amount necessary to enable (disregarding the ability of Guarantor to make consent dividends within the meaning of Section 565 of the Internal Revenue Code) Guarantor to maintain REIT Status, provided that, on the date of such Restricted Payment, Guarantor shall deliver to Purchaser a certificate signed by a Responsible Officer of Guarantor containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of this Article V(f).

(g)          Financial Covenants. Guarantor shall at all times satisfy the following financial covenants, as applicable:

(i)          Interest Coverage Ratio. Guarantor shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending October 1, 2014, to be less than 1.20 : 1.00;

(ii)         Liquidity Amount. Guarantor shall not permit the Liquidity Amount as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending October 1, 2014, to be less than (A) initially, $15 million, provided, however, that Guarantor shall not be required to maintain a minimum Liquidity Amount pursuant to this clause (A) for any Fiscal Quarter if (x) during such Fiscal Quarter the average monthly Net Cash Proceeds received by Guarantor are at least $20 million and (y) for each month during such Fiscal Quarter the Net Cash Proceeds received by Guarantor are at least $10 million and (B) after the Net Cash Proceeds received by Guarantor after the Closing Date exceed $1 billion, $50 million; and

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(iii)        Total Liabilities. Guarantor shall not permit the ratio of Total Liabilities to Net Worth of Guarantor to be equal to or less than 0.80 : 1.00.

Guarantor shall not amend, without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), any financial covenants applicable to Guarantor under any other credit, lending or financing facility to the extent such financial covenants will be more restrictive than the financial covenants under this Guaranty. For the avoidance of doubt, as a condition to such consent (which condition shall be deemed not to be unreasonable), Purchaser shall be permitted to require that the financial covenants under this Guaranty be amended to match the more restrictive proposed financial covenants applicable to Guarantor under any such other credit, lending or financing facility.

(h)          Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.

ARTICLE VI.

MISCELLANEOUS

(a)          Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by the Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b)          Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (iv) by fax (with answerback acknowledged), provided that such fax notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, or (v) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above; in the case of notice to the Purchaser, to the address specified in Exhibit I to the Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by Guarantor or Purchaser, as the case may be, in a written notice to the other in the manner provided for in this Article VI(b). A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of fax, upon receipt of answerback confirmation, provided that such fax notice was also delivered as required in this Article VI or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article VI. A party receiving a notice that does not comply with the technical requirements for notice under this Article VI may elect to waive any deficiencies and treat the notice as having been properly given.

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Purchaser:	Barclays Bank PLC 745 7th Avenue New York, New York 10019 Attention: Francis X. Gilhool, Jr. Telephone: (212) 526-6970 Fax: (646) 758-5334 Email: francis.gilhool@barclayscapital.com

with copies to:                    Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: David W. Forti
Telephone: (215) 994-2647
Fax: (215) 655-2647
Email: david.forti@dechert.com

Guarantor:	ARC Realty Finance Trust, Inc. c/o ARC Realty Finance Advisors, LLC 405 Park Avenue, 3rd Floor New York, New York 10022 Attention: Asset Management Email: RFTAssetManagement@arlcap.com

with copies to:                    ARC Realty Finance Trust, Inc.
c/o ARC Realty Finance Advisors, LLC
405 Park Avenue, 14th Floor
New York, New York 10022
Attention: Marc A. Tolchin, Esq.
Email: mtolchin@arlcap.com

and:	Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 Attention: Robert J. Grados, Esq. Email: robert.grados@allenovery.com

(c)          GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

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(d)          SUBMISSION TO JURISDICTION; WAIVERS.

(i)          Guarantor irrevocably and unconditionally (A) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(ii)         To the extent that Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement.

(iii)        Guarantor hereby irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VI(d) shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the right of Purchaser to bring any action or proceeding against Guarantor or its property in the courts of other jurisdictions, and nothing in this Article VI(d) shall affect the right of Guarantor to serve legal process in any other manner permitted by law or affect the right of Guarantor to bring any action or proceeding against Purchaser or its property in the courts of other jurisdictions.

(iv)        GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)          Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

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(f)          Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.

(g)          Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that no Guarantor may, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

(h)          Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(i)          Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(j)          Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(k)          Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.

(l)          Intent. Guarantor intends (i) that this Guaranty constitute a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, (ii) that any damages under this Guaranty in any proceeding under the Bankruptcy Code shall be measured in accordance with Section 562 of the Bankruptcy Code and (iii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

[SIGNATURE ON NEXT PAGE]

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IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

ARC REALTY FINANCE TRUST, INC., a Maryland corporation

By:	/s/ Marc A. Tolchin
Name: Marc A. Tolchin
Title: Authorized Signatory

EXHIBIT A

FINANCIAL COVENANT DEFINITIONS

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents” shall mean, with respect to any Person, any of the following, to the extent owned by such Person or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Purchaser or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Liquidity” shall mean, with respect to any Person on any date, the sum of (i) unrestricted Cash of such Person plus (ii) Cash Equivalents of such Person.

“CMBS” shall mean (a) commercial mortgage backed securities and other securities, interests and other obligations backed, directly or indirectly, by mortgages or other comparable security on commercial or industrial real estate or multifamily properties and (b) non-recourse or limited recourse collateralized debt obligations issued by a special purpose vehicle owning no assets other than those of the type described in clause (a) and mortgage loans or mezzanine loans (in each case, directly or indirectly secured by commercial, industrial and multi-family residential real estate properties) (as well as incidental Cash and Cash Equivalents and other assets incidental to its organization and existence), secured solely by the assets thereof.

“EBITDA” shall mean, with respect to any Person for any period, the Net Income of such Person for the four consecutive fiscal quarters of such Person most recently ended, excluding the effects of interest expense, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments.

“Financing Arrangement” shall mean any credit agreement or loan agreement under which Guarantor is a borrower and for which certain of Guarantor’s Subsidiaries serve as guarantors.

“Financing Leases” shall have the meaning set forth in the Repurchase Agreement.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Guarantor ending on December 31 of each calendar year.

“Indebtedness” shall mean, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases.

“Interest Coverage Ratio” shall mean, with respect to any Person, as of any date of determination, the ratio of (a) EBITDA to (b) Interest Expense, in each case, of such Person for the four consecutive fiscal quarters most recently ended.

“Interest Expense” shall mean, for any Person on any date, total interest expense, both expensed and capitalized, of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of such Person and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP).

“Investment Securities” shall mean CMBS and the residual interests (which may be represented by an excess distribution right, an equity interest or a subordinated debt obligation) to receive cash flows in respect of assets securitized thereby.

“Lien” shall have the meaning set forth in the Repurchase Agreement.

“Liquidity Amount” shall mean, with respect to any Person, as of any date of determination, an amount equal to (a) the amount of Cash Liquidity of such Person as of such date, plus (b) unencumbered Investment Securities of such Person as of such date, minus (c) the amount of Total Liabilities of such Person as of such date.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale by any Person of any of its Capital Stock, the excess of (i) the sum of the Cash and Cash Equivalents received by such Person in connection with such issuance or sale, less (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Person in connection with such issuance or sale.

“Net Income” shall mean, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person on any date, the consolidated net worth of such Person and its Subsidiaries on such date as determined on a consolidated basis in accordance with GAAP.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person and its Subsidiaries for which such Person or any of its Subsidiaries is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and environmental indemnities).

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Total Assets” shall mean, with respect to any Person on any date, all amounts that would be included under total assets on a balance sheet of such Person and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Liabilities” shall mean, with respect to any Person on any date, all amounts that would be included under total liabilities on a balance sheet of such Person and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Warehouse Facility Indebtedness” shall mean, with respect to any Person on any date, any warehouse indebtedness (under a master repurchase, loan or similar agreement) of such Person and its Subsidiaries as of such date.